Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Ligand Pharmaceuticals Incorporated
10275 Science Center Drive
San Diego, CA 92121
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 14, 2007, relating to the consolidated financial statements, the effectiveness of Ligand Pharmaceuticals Incorporated’s internal control over financial reporting, and schedule of Ligand Pharmaceuticals Incorporated appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Costa Mesa, CA 92626
June 14, 2007